Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President and CEO
155 Inverness Drive West, Suite 200		James Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP of Finance/Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS, L.P. ANNOUNCES
PUBLIC OFFERING OF COMMON UNITS

DENVER-June 30, 2006-MarkWest Energy Partners, L.P. (AMEX: MWE) announced today that it has priced its offering of 3,000,000 common units representing limited partner interests at $39.75 per common unit. The Partnership intends to use the net proceeds from the offering of approximately $115.6 million, which includes a capital contribution from its general partner to maintain its 2% general partner interest in the Partnership, to repay debt under its secured bank credit facility. The Partnership has granted the underwriters a 30-day option to purchase a maximum of 450,000 additional common units to cover over-allotments, if any.

RBC Capital Markets Corporation and Wachovia Capital Markets, LLC acted as joint book-running managers for the offering. In addition, A.G. Edwards & Sons, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., KeyBanc Capital Markets, a division of McDonald Investments Inc. and Stifel, Nicolaus & Company, Incorporated acted as co-managers for the offering. Copies of the prospectus and records relating to the offering may be obtained from the offices of RBC Capital Markets Corporation, 60 South 6th Street, 17th Floor, Minneapolis, MN 55402 (phone number: (612) 371-2818 or fax number: (612) 371-2837), or Wachovia Capital Markets, LLC at 375 Park Avenue, New York, NY 10152, equity.syndicate@wachvoia.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

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MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2005, and our Forms 10-Q, as filed with the SEC.